EXHIBIT 99.3
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AT THE TRUST
Robert G. Higgins                          Investor Relations
First Vice President, General Counsel      L.G. Schafran - Chairman and
630-218-7255                               Interim CEO/President
bhiggins@banyanreit.com                    630-218-7250
                                           ir@banyanreit.com



FOR IMMEDIATE RELEASE
MONDAY, MARCH 4, 2002


             BANYAN STRATEGIC REALTY TRUST SIGNS CONTRACT TO SELL
                       UNIVERSITY SQUARE BUSINESS CENTER


OAK BROOK, ILLINOIS - MARCH 4, 2002 - BANYAN STRATEGIC REALTY TRUST (Nasdaq: BSRTS) today announced that it has signed a contract to sell its Huntsville, Alabama property, known as University Square Business Center, for a gross purchase price of $8.45 million. The purchaser is USBC, LLC, an Alabama limited liability company, whose principals include Alan C. Jenkins and Joel L. Teglia. Mr. Jenkins is a principal in InterSouth Properties, Inc., the current manager of the property, and Mr. Teglia is the executive vice-president and chief financial officer of Banyan.

University Square is a six-building office complex containing 184,738 rentable square feet on 19 acres located in western Huntsville, Alabama. It is currently ninety percent (90%) leased to 48 tenants.

The purchase contract contains no inspection period and is contingent only upon the purchaser obtaining the approval of Wells Fargo Bank, N.A. to assume the existing first mortgage debt that encumbers the property, which has an approximate principal balance of $4.65 million. In the alternative, the purchaser may elect to obtain conventional financing, in which event the transaction is not contingent upon financing and the purchaser must pay the Trust's prepayment penalty to Wells Fargo (approximately $900,000 - $950,000 depending upon prevailing interest rates at the time of payoff).

Closing is scheduled to occur on or before May 15, 2002, unless an extension is required to complete the debt assumption process. In the event Wells Fargo fails to approve the assumption, and the purchaser has not elected to avail itself of alternative financing, the contract will be terminated without penalty to the purchaser.

If the transaction closes, the Trust expects to utilize the proceeds to retire (or in the event of an assumption, credit to the purchaser) the existing University Square debt ($4.65 million) and to pay related closing costs and prorations (approximately $0.15 million), thus realizing net proceeds of approximately $3.65 million, or approximately $0.23 per share.

The Trust emphasized that it intends to continue its policy of making liquidating distributions to its shareholders when, and as often as, conditions warrant, including as soon as is practical after a closing. The Trust added that it now has two of its three remaining properties under contract, and it continues to market for sale the Northlake Tower Festival Mall in Atlanta, Georgia. The Trust also noted that pursuit of the pending litigation between the Trust and its suspended president Leonard G. Levine continues to be the primary focus of the Trust's litigation strategy going forward.





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BANYAN STRATEGIC REALTY TRUST
ADD 1




Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that, on January 5, 2001, adopted a Plan of Termination and Liquidation. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction and now owns interests in three (3) real estate properties located in Atlanta, Georgia; Huntsville, Alabama (the subject matter of this release); and Louisville, Kentucky (which is the subject matter of the Trust's press release of February 21, 2002). As of this date, the Trust has 15,496,806 shares of beneficial interest outstanding.



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining properties, the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2000 and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in the Trust's Form 10-Q for the quarter ended September 30, 2001, which was filed with the Securities and Exchange Commission on November 14, 2001. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.





              See Banyan's Website at http://www.banyanreit.com.
































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